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Exhibit 99.1

Carbon Energy Corporation Reports
Increased Net Income for the United States and Canada
for the Second Quarter of 2003

        Carbon Energy Corporation (AMEX:CRB) today announced for the second quarter of 2003, a net loss of $53,000 or $.01 per share (diluted) on revenues from oil and gas sales of $5.3 million compared to a net loss of $14.1 million or $2.31 per share (diluted) on revenue from oil and gas sales of $4.4 million for the second quarter of 2002. Net cash provided by operations was $1.6 million for the second quarters of 2003 and 2002.

        For the six months ended June 30, 2003, Carbon reported net income of $1.4 million or $.22 per share (diluted) on revenues from oil and gas sales of $12.3 million compared to a net loss of $14.6 million or $2.40 per share (diluted) on revenues from oil and gas sales of $8.3 million for the six months ended June 30, 2002. Net cash provided by operations was $4.1 million compared net cash used in operations of $511,000 for the six months ended June 30, 2002.

        The reported net loss for the second quarter and first six months of 2002 included a non-cash charge related to a ceiling test impairment of the Company's full cost pool. Using pricing at June 30, 2002, the capitalized costs exceeded the ceiling limitation of the Company's oil and natural gas reserves in the United States and Canada by $14.0 million and $2.4 million, respectively. When product prices were adjusted for oil and natural gas hedges in place at June 30, 2002, the Company's capitalized costs exceeded the ceiling limitation in the United States and Canada by $12.0 million and $1.2 million, respectively. Accordingly, at June 30, 2002, the Company recorded a $12.0 million and $1.2 million non-cash charge in the United States and Canada, respectively, to reflect these impairments.

        On March 31, 2003, Carbon entered into an Agreement and Plan of Reorganization (the Merger Agreement) with Evergreen Resources, Inc. Under the Merger Agreement, Carbon will merge with a subsidiary of Evergreen, and Carbon stockholders will receive .275 shares of Evergreen common stock for each outstanding share of Carbon common stock (and cash in lieu of any fractional shares). This ratio is prior to the two-for-one split of Evergreen common stock for shareholders of record on August 29, 2003 announced by Evergreen on July 31, 2003. As a result of the merger, Carbon will become a wholly owned subsidiary of Evergreen. The merger is intended to be a tax-free, stock-for-stock transaction. Completion of the merger, which is subject to customary conditions including approval by the stockholders of Carbon, is expected to occur in the third quarter of 2003.

United States Operations

        For the second quarter 2003, natural gas production of Carbon USA averaged 5.1 million cubic feet (MMcf) of gas per day compared to 8.4 MMcf for 2002. The average realized natural gas price was $3.37 per thousand cubic feet (Mcf) for the second quarter of 2003 compared to $2.70 per Mcf for the similar period in 2002.

        U.S. oil and liquids production averaged 98 barrels per day for the second quarter of 2003 compared to an average of 242 barrels per day for the second quarter of 2002. The average realized oil and liquids price was $20.85 per barrel for the second quarter of 2003 compared to $23.17 for the same period in 2002.

        For the six months ended June 30, 2003, U.S. natural gas production averaged 6.4 MMcf of gas per day compared to 8.8 MMcf of gas per day for the six months ended June 30, 2002. The average realized natural gas price was $3.79 per Mcf for the six months ended June 30, 2003 compared to $2.01 per Mcf for the similar period in 2002.

        For the six months ended June 30, 2003, U.S. oil and liquids production averaged 161 barrels per day compared to an average of 244 barrels per day for the six months ended June 30, 2002. The average realized oil and liquids price was $22.38 per barrel for the six months ended June 30, 2003 compared to $20.53 for the similar period in 2002.

        The decrease in oil and gas production for the second quarter and six months ended June 30, 2003 was primarily due to the disposition of the Company's Kansas properties in September 2002 and the Company's Permian Basin properties in March 2003. Exclusive of these disposed assets, average production in the United States for the second quarter and first six months of 2003 increased 6% and 3%, respectively, on a Mcfe basis compared to the same time periods in 2002. These transactions completed the Company's plan to focus on its core operating areas in the Piceance and Uintah Basins.

Canadian Operations

        Natural gas production of Carbon Canada increased by 17% to an average of 7.5 MMcf of gas per day for the second quarter of 2003 compared to 6.4 MMcf of gas per day for the second quarter of 2002. The average realized natural gas price was $4.66 per Mcf for the second quarter of 2003 compared to $2.76 per Mcf for the similar period in 2002.

        Canadian oil and liquids production increased by 19% to an average of 166 barrels per day for the second quarter of 2003 compared to an average of 139 barrels per day for the second quarter of 2002. Carbon Canada's average realized oil and liquids price was $24.14 per barrel for the second quarter of 2003 compared to $20.04 per barrel for the similar period in 2002.

        For the six months ended June 30, 2003, Canadian natural gas production increased by 19% to an average of 7.5 MMcf of gas per day compared to 6.3 MMcf of gas per day for the six months ended June 30, 2002. Carbon's average realized natural gas price was $4.80 per Mcf for the six months ended June 30, 2003 compared to $2.66 per Mcf for the similar period in 2002.

        For the six months ended June 30, 2003, Canadian oil and liquids production increased by 10% to an average of 162 barrels per day compared to an average of 147 barrels per day for the six months ended June 30, 2002. The average realized oil and liquids price was $24.30 per barrel for the six months ended June 30, 2003 compared to $17.70 per barrel for the similar period in 2002.

        The increase in Canadian natural gas, oil and liquids production was primarily due to successful drilling and acquisition activities in the Carbon and Rowley areas of central Alberta.

Exploration and Production Operations

        Carbon is involved in the exploration and development of its extensive developed and undeveloped natural gas properties in the Rocky Mountain region of the United States and Canada, with emphasis on the Piceance and Uintah Basins of Colorado and Utah and the Carbon and Rowley areas of central Alberta.

        Presently, Carbon USA's exploration and production operations are comprised of working interests in 154 (134 net) oil and gas wells, of which 138 (131 net) are operated by Carbon. In addition, Carbon USA owns approximately 173,200 net acres of oil and gas leases located in Colorado, Utah, and Montana.

        Carbon Canada owns working interests in 131 (73 net) oil and natural gas wells located in Alberta and Saskatchewan, of which 59 (54 net) are operated by Carbon Canada. Carbon Canada owns approximately 69,600 net acres of oil and gas leases in Alberta and Saskatchewan.

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company's operations, financial performance and other factors as discussed in the Company's filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the Company's Form 10-K for the year ended December 31, 2002.

Carbon Energy Corporation		American Stock Exchange: CRB
Contact:	Patrick R. McDonald Chief Executive Officer 303-785-2603	Cindy L. Yarbrough Manager, Investor Relations 303-785-2631 cyarbrough@carbonenergy.com
Office Locations:
	Carbon USA 1700 Broadway, Suite 1150 Denver, CO 80290	Carbon Canada 1750, 530 8th Avenue S.W. Calgary, AB T2P 3S8 Canada

www.carbonenergy.com

Financial and operations tables follow.

CARBON ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Oil and gas sales	$5,323	$4,427	$12,277	$8,336
Other, net	(24)	101	(216)	179

	5,299	4,528	12,061	8,515
Expenses:
Oil and gas production costs	1,857	1,617	3,604	3,163
Depreciation, depletion and amortization	1,204	1,697	2,655	3,437
Full cost ceiling impairment	—	13,218	—	13,218
General and administrative, net	1,471	1,161	2,984	2,490
Interest and other, net	181	259	520	452

Total operating expenses	4,713	17,952	9,763	22,760

Income (loss) before income taxes	586	(13,424)	2,298	(14,245)
Income tax provision:
Current	384	33	841	60
Deferred	255	632	351	316

Total taxes	639	665	1,192	376

Income (loss) before cumulative effect of change in accounting principle	(53)	(14,089)	1,106	(14,621)
Cumulative effect of change in accounting principle, net of tax	—	—	336	—

Net income (loss)	$(53)	$(14,089)	$1,442	$(14,621)

Average number of common shares outstanding:
Basic	6,149	6,097	6,134	6,091
Diluted	6,149	6,097	6,431	6,091
Earnings (loss) per share—basic:
Income (loss) before cumulative effect of change in accounting principle	$(0.01)	$(2.31)	$0.18	$(2.40)
Cumulative effect of change in accounting principle, net of tax	—	—	0.06	—

	$(0.01)	$(2.31)	$0.24	$(2.40)

Earnings (loss) per share—diluted:
Income (loss) before cumulative effect of change in accounting principle	$(0.01)	$(2.31)	$0.17	$(2.40)
Cumulative effect of change in accounting principle, net of tax	—	—	0.05	—

	$(0.01)	$(2.31)	$0.22	$(2.40)

CARBON ENERGY CORPORATION

OPERATING DATA

(dollars in thousands, except prices)

	United States Three Months Ended June 30,			Canada Three Months Ended June 30,			Total Three Months Ended June 30,
	2003	2002	Change	2003	2002	Change	2003	2002	Change
	(in thousands, except prices and per Mcfe information)			(in thousands, except prices and per Mcfe information)			(in thousands, except prices and per Mcfe information)
Revenues:
Oil and gas revenues	$1,762	$2,579	-32%	$3,561	$1,848	93%	$5,323	$4,427	20%
Other, net	(24)	101	-124%	—	—	n/a	(24)	101	-124%

Total revenues	$1,738	$2,680	-35%	$3,561	$1,848	93%	$5,299	$4,528	17%
Daily production volumes:
Natural gas (MMcf)	5.1	8.4	-39%	7.5	6.4	17%	12.6	14.8	-15%
Oil and liquids (Bbl)	98	242	-60%	166	139	19%	264	381	-31%
Equivalent production (MMcfe 6:1)	5.7	9.9	-42%	8.5	7.2	18%	14.2	17.1	-17%
Average price realized:
Natural gas (Mcf)	$3.37	$2.70	25%	$4.66	$2.76	69%	$4.14	$2.72	52%
Oil and liquids (Bbl)	20.85	23.17	-10%	24.14	20.04	20%	22.92	22.03	4%
Direct lifting costs	$298	$373	-20%	$645	$382	69%	$943	$755	25%
Average direct lifting costs/Mcfe	0.57	0.41	39%	0.83	0.58	43%	0.73	0.49	49%
Other production costs	915	846	8%	(1)	16	-106%	914	862	6%
General and administrative, net	867	746	16%	604	415	46%	1,471	1,161	27%
Depreciation, depletion and amortization	392	1,034	-62%	812	663	22%	1,204	1,697	-29%
Full cost ceiling impairment	—	12,003	n/a	—	1,215	n/a	—	13,218	n/a
Interest and other expense, net	54	207	-74%	127	52	144%	181	259	-30%
Income tax provision (benefit)	—	1,089	n/a	639	(424)	251%	639	665	-4%
	United States Six Months Ended June 30,			Canada Six Months Ended June 30,			Total Six Months Ended June 30,
	2003	2002	Change	2003	2002	Change	2003	2002	Change
	(in thousands, except prices and per Mcfe information)			(in thousands, except prices and per Mcfe information)			(in thousands, except prices and per Mcfe information)
Revenues:
Oil and gas revenues	$5,051	$4,839	4%	$7,226	$3,497	107%	$12,277	$8,336	47%
Marketing and other, net	(216)	179	-221%	—	—	n/a	(216)	179	-221%

Total revenues	$4,835	$5,018	-4%	$7,226	$3,497	107%	$12,061	$8,515	42%
Daily production volumes:
Natural gas (MMcf)	6.4	8.8	-27%	7.5	6.3	19%	13.9	15.1	-8%
Oil and liquids (Bbl)	161	244	-34%	162	147	10%	323	391	-17%
Equivalent production (MMcfe 6:1)	7.4	10.3	-28%	8.5	7.2	18%	15.9	17.5	-9%
Average price realized:
Natural gas (Mcf)	$3.79	$2.01	89%	$4.80	$2.66	80%	$4.33	$2.28	90%
Oil and liquids (Bbl)	22.38	20.53	9%	24.30	17.70	37%	23.34	19.46	20%
Direct lifting costs	$683	$761	-10%	$1,006	$732	37%	$1,689	$1,493	13%
Average direct lifting costs/Mcfe	0.51	0.41	-24%	0.78	0.56	39%	0.64	0.47	36%
Other production costs	1,884	1,588	19%	31	82	-62%	1,915	1,670	15%
General and administrative, net	1,844	1,624	14%	1,140	866	32%	2,984	2,490	20%
Depreciation, depletion and amortization	1,147	2,116	-46%	1,508	1,321	14%	2,655	3,437	-23%
Full cost ceiling impairment	—	12,003	n/a	—	1,215	n/a	—	13,218	n/a
Interest and other expense, net	290	370	-22%	230	82	180%	520	452	15%
Income tax provision (benefit)	(90)	746	-112%	1,282	(370)	446%	1,192	376	217%

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Carbon Energy Corporation Reports Increased Net Income for the United States and Canada for the Second Quarter of 2003
United States Operations
Canadian Operations
Exploration and Production Operations